Sheet1

MuniYield New York Insured Fund, Inc.
File Number: 811-6500
CIK Number: 882150
For the Period Ending: 10/31/2001

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended October 31, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/21/2001	$ 1,190	New York, NY	2.65%	08/15/2019

Last Updated on 12/27/2001
By Karen Lang